EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to Registration Statement No. 33-7638 on Form N-1A of our report, dated October 17, 2017, relating to the financial statements and financial highlights of MFS U.S. Government Cash Reserve Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust I for the year ended August 31, 2017, and to the reference to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” and Appendix M – “Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
September 12, 2018